Exhibit 99.2

EXCO Resources, Inc. 12377 Merit Drive, Suite 1700, Dallas, Texas 75251 (214) 368-2084 FAX (214) 368-2087

EXCO RESOURCES, INC. ANNOUNCES CLOSING OF ITS JOINT

DEVELOPMENT TRANSACTIONS WITH BG GROUP plc

IN EAST TEXAS/NORTH LOUISIANA

DALLAS, TEXAS, August 14, 2009…EXCO Resources, Inc. (NYSE:XCO) (“EXCO”) today announced that it has closed its transactions with BG Group plc (LSE:BG.L) (“BG Group”) for the joint development and operation of EXCO’s Haynesville shale and certain other related natural gas assets located in East Texas/North Louisiana and the joint development and operation of EXCO’s midstream assets in the same area.

EXCO sold BG Group a 50% interest in its producing and nonproducing assets in a large area of mutual interest (“AMI”) which encompasses most of EXCO’s holdings in East Texas/North Louisiana, excluding the Vernon Field in Jackson Parish, Louisiana and the Redland Field in Bossier and Webster Parishes, Louisiana. The parties will jointly develop the Haynesville, Bossier and other deep horizons as well as the Cotton Valley, Hosston and other shallow horizons. EXCO will continue serving as operator of the joint development subject to oversight from a Joint Development Operating Committee.

EXCO and BG Group will each own 50% of the acreage, production and reserves within the AMI. The existing assets within the AMI include approximately 120,000 net acres with approximately 65,000 net acres in East Texas and 55,000 net acres in Louisiana. Approximately 84,000 net acres are prospective for Haynesville shale development, and most of this acreage is in the core Haynesville shale areas of DeSoto and Caddo Parishes in Louisiana and Harrison County, Texas. Also included is net production of approximately 93 Mmcfe/d from the Cotton Valley and other shallower horizons and approximately 88 Mmcf/d from the Haynesville shale. As of December 31, 2008, the Cotton Valley and other shallow rights included approximately 414 Bcfe of net proved reserves and approximately 445 Bcfe of net probable and possible reserves, based on year-end SEC pricing. The Haynesville/Bossier shale acreage is under development and EXCO estimates that its current acreage position, most of which is held by shallow production, includes over 1,600 undrilled Haynesville locations containing net potential reserves of 4 to 6 Tcfe, with significant additional potential in the Bossier shale. EXCO and BG Group plan an aggressive development program, particularly in the Haynesville shale, for the remainder of 2009 and in future years.

EXCO received $727.0 million in cash at closing pursuant to the upstream joint development transaction, including closing adjustments. In addition, BG Group has agreed to fund $400 million of capital development on EXCO’s behalf, with BG Group paying 75% of EXCO’s drilling and completion costs on the deep rights until the $400 million commitment is satisfied. The drilling and completion cost commitment is expected to be satisfied in 2011 or 2012. EXCO and BG Group will share equally in additional leasehold and asset acquisition opportunities within the AMI.

EXCO also closed the sale to BG Group of a 50% interest in a newly formed company that will hold the East Texas/North Louisiana midstream assets, exclusive of the Vernon Field midstream assets. EXCO received a special distribution of $269.2 million at closing, including closing adjustments. In concert with the planned Haynesville shale development, there will be an effort to develop and grow the midstream business. EXCO currently owns in excess of 700 miles of pipeline and gathering assets in the area and is constructing a 29 mile, 36” diameter header system to transport its Haynesville gas production. Throughput in the midstream business to be contributed to the joint venture is approximately 482 Mmcf/d of which 51% is EXCO gas and 49% is third party gas.

The total cash proceeds to EXCO of $996.2 million from the transactions are being applied to repay EXCO Operating Company, LP’s $300 million Senior Unsecured Term Loan with the remainder applied to the outstanding balances under EXCO’s credit facilities.

Douglas H. Miller, EXCO’s Chief Executive Officer, commented, “We are very pleased with our joint development transactions with BG Group and expect outstanding growth in our upstream and midstream businesses in the East Texas/North Louisiana area. BG Group will be an excellent partner and we look forward to a long and successful relationship.”

EXCO was advised by Goldman, Sachs & Co. in these transactions.

EXCO Resources, Inc. is an oil and natural gas exploration, exploitation, development and production company headquartered in Dallas, Texas with principal operations in East Texas, North Louisiana, Appalachia, West Texas and the Mid-Continent.

Additional information about EXCO Resources, Inc. may be obtained by contacting EXCO’s Chairman, Douglas H. Miller, or its President, Stephen F. Smith, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com. EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

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This release may contain forward-looking statements relating to future financial results, business expectations and business transactions. Business plans may change as circumstances warrant. Actual results may differ materially from those predicted as a result of factors over which EXCO has no control. Such factors include, but are not limited to: estimates of reserves, commodity price changes, regulatory changes and general economic conditions. These risk factors and additional information are included in EXCO’s reports on file with the Securities and Exchange Commission. EXCO undertakes no obligation to publicly update or revise any forward-looking statements.

The SEC has generally permitted oil and natural gas companies, in filings made with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use the terms “probable,” “possible,” “unproved,” or “potential” to describe volumes of reserves potentially recoverable through additional drilling or recovery techniques that the SEC’s guidelines prohibit us from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being actually realized by the company. While we believe our calculation of unproved drillsites and estimations of unproved reserves have been appropriately risked and are reasonable, such calculations and estimates have not been reviewed by third party engineers or appraisers. Investors are urged to consider closely the disclosure in our Annual Report on Form 10-K for the year ended December 31, 2008 available on our website at www.excoresources.com under the Investor Relations tab or calling us at 214-368-2084.